Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

February 13, 2014

Elizabeth Arden, Inc.

2400 S.W. 145 Avenue

Miramar, Florida 33027

Ladies and Gentlemen:

We have acted as counsel to Elizabeth Arden, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to $100,000,000 aggregate principal amount of the Company’s 7.375% Senior Notes due 2021 (the “Registered Notes”). The Registered Notes will be issued pursuant to an indenture, dated as of January 21, 2011, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of January 30, 2014, between the Company and the Trustee (as so supplemented, the “Indenture”). The Registered Notes will be offered (the “Exchange Offer”) in exchange for a like principal amount of the Company’s outstanding 7.375% Senior Notes due 2021 (the “Original Notes”) pursuant to the Registration Rights Agreement dated as of January 30, 2014 (the “Registration Rights Agreement”), between the Company and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, including the prospectus which forms a part thereof, (ii) the Indenture, (iii) the Registration Rights Agreement, (iv) the form of Registered Note and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed that the Registered Notes will be executed and delivered substantially in the form examined by us.

Elizabeth Arden, Inc. February 13, 2014 Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. When the Registration Statement has become effective and the Registered Notes have been executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement, the Exchange Offer and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Registered Notes will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Florida, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP